Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Lubrizol Announces Earnings from Continuing Operations
Increased 19% in the Third Quarter of 2006
•	21% increase in adjusted EPS from continuing operations, excluding restructuring and impairment charges

•	15% increase in revenues to $1 billion, reflecting improvements in the combination of pricing and product mix and higher volume

•	Company updates guidance to reflect improved outlook for the fourth quarter
CLEVELAND, Ohio, October 31, 2006 - The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings from continuing operations for the third quarter ended September 30, 2006 were $50.8 million or $.73 per diluted share, including restructuring and impairment charges of $.03 per diluted share. Comparable earnings from continuing operations for the third quarter of 2005 were $42.7 million or $.62 per diluted share, which included restructuring and impairment charges of $.01 per diluted share.
Q3 Consolidated Results Detail
Excluding restructuring and impairment charges, adjusted earnings from continuing operations were $52.6 million, or $.76 per diluted share, for the third quarter of 2006 compared to $43.4 million, or $.63 per diluted share, for the third quarter of 2005.
Earnings for the third quarter of 2006 increased compared to the prior-year third quarter largely as a result of improvement in the combination of pricing and product mix, higher volume and reduced net interest expense, which offset higher raw material costs and higher selling, testing, administrative and research (STAR) expenses. The increase in STAR expenses in the quarter included: higher performance-based incentive compensation (some of which is subject to variable accounting and fluctuates as the company’s stock price changes); the timing of salary increases; hiring to support growth initiatives; and costs associated with information system implementation in the Specialty Chemicals segment. The restructuring and impairment charges of $.03 per diluted share primarily related to the phase-out of the lubricant additives manufacturing facility located in Bromborough, United Kingdom, which began in January 2005.
-more-

Consolidated revenues for the quarter increased 15 percent to $1.03 billion compared to $900 million in the third quarter of 2005. Improvements in the combination of price and product mix increased revenues 11 percent, and volume increased 3 percent compared to the third quarter 2005. Currency had a 1 percent favorable impact on revenues. Cash flow from operations for the quarter was $155.5 million, an increase of 9 percent over the same period in 2005. Total debt reduction in the third quarter 2006 was $51 million, primarily comprised of repayments under the company’s Euro credit facility and open market purchases of its U.S. senior notes.
Discontinued operations had a net loss of $.5 million for the third quarter of 2006, attributable to post-closing costs and adjustments related to the sale of two businesses in the second quarter of 2006. The divested businesses were: Food Ingredients and Industrial Specialties (FIIS), which closed on May 1, 2006, and Pharmaceutical Actives and Intermediates (A&I), which closed on May 23, 2006.
Nine Months Results
For the first nine months of 2006, consolidated revenues increased 14 percent to $3.06 billion compared to $2.69 billion for the first nine months of 2005. Consolidated earnings from continuing operations were $160.1 million, or $2.31 per diluted share, including pre-tax restructuring and impairment charges of $6.3 million or $.07 per diluted share. Earnings from continuing operations for the first nine months of 2005 were $133.1 million, or $1.94 per diluted share, including a pre-tax restructuring and impairment charge of $12.6 million or $.12 per diluted share. Excluding the restructuring and impairment charges in both periods, earnings from continuing operations of $2.38 per diluted share for the first nine months of 2006 increased 16 percent compared to $2.06 per diluted share in the first nine months of 2005.
Quarterly Segment Results
Third quarter 2006 revenues in the Lubricant Additives segment of $661.3 million were 17 percent higher than the third quarter of 2005. Compared to the year-earlier quarter, revenues primarily increased as a result of a 15 percent improvement in the combination of price and product mix. Volume increased 1 percent over the same period of 2005 and currency was 1 percent favorable to revenues for the quarter. Average raw material cost in the quarter increased 23 percent compared to the third quarter of 2005 and increased 5 percent over the second quarter of 2006. In response to higher raw material costs, a September price increase was successfully implemented to address higher costs in this and previous quarters. Lubricant Additives segment operating income of $71.6 million in the quarter increased 6 percent compared to the third quarter of 2005.
The Specialty Chemicals segment reported record quarterly revenues. Segment revenues of $369.7 million in the third quarter of 2006 increased 11 percent compared to $332.3 million in the third quarter of 2005. Volume increased 8 percent compared to the third quarter of 2005, the combination of price and product mix improved 2 percent and currency was 1 percent favorable to revenues. The segment had double-digit volume increases in Asia-Pacific and Latin America.
Third quarter Specialty Chemicals segment revenues by product line consisted of $95.7 million for Consumer Specialties, $138.6 million for Performance Coatings and $135.4 million for Specialty Materials. Specialty Chemicals segment operating income was $42.5 million for the third quarter and increased 10 percent compared to the third quarter of 2005.
-more-

In the Consumer Specialties product line, revenues increased 17 percent compared to third quarter of 2005. Volume increased for all major product areas and reflected success with organic growth initiatives in this product line. New products within the Carbopol® family of thickeners for personal care products demonstrated double-digit growth over the year-ago quarter.
In the Performance Coatings product line, revenues increased 3 percent compared to the third quarter of 2005. Volume increased 1 percent over the prior-year quarter based on growth in resins and polymers, surface modifiers and Asia-Pacific textiles, which offset weak markets for specialty papers and North American textiles. The turnaround for this product line continued as a previously announced closure of a North American coatings facility was completed late in the quarter.
In the Specialty Materials product line, revenues increased 17 percent compared to the third quarter a year ago driven by strong increases in volume in both the TempRite® engineered polymer and Estane® thermoplastic polyurethane (TPU) businesses. High prices for copper and steel continued to drive demand for TempRite products. Volume of TempRite plumbing products and fire sprinkler systems in North America increased in the third quarter of 2006 compared to the year-earlier period. Estane TPU revenues and volume increased compared to the year-ago quarter, which was attributed to higher demand in wire and cable, paint protection films and breathable fabrics applications.
Earnings Outlook
The company updated its guidance for earnings from continuing operations issued on July 27. Full-year guidance is now projected to be in the range of $2.98 to $3.03 per diluted share, including restructuring and impairment charges of $.07 per diluted share. Excluding restructuring and impairment charges, guidance for earnings from continuing operations is in the range of $3.05 to $3.10 per diluted share, compared to the previous range of $3.00 to $3.10 provided on July 27.
Key assumptions include:
•	Revenue growth of approximately 13 percent over 2005, resulting in approximately a 9.5 percent increase in gross profit over 2005;

•	Net interest expense of $80 million for the year;

•	An effective tax rate of 34.2 percent for the year;

•	Full-year restructuring and impairment charges of approximately $7 million, primarily related to the closure of the U.K. lubricant additives facility.
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said, “Our solid performance for the third quarter and our outlook for the fourth quarter underscore the fundamental soundness of our business and our plans for its sustainable growth. Volume growth met our expectations for both segments. In our Lubricant Additives segment, demand continued to be strong, particularly for engine additives. We continued the rollout of our CJ-4 engine oil additive technology to meet the new North American standard for diesel engine emissions. We announced price increases in August that we expect will recover raw material cost increases to date.
-more-

“Our Specialty Chemicals segment reported outstanding results as well, with increases in shipment volumes in all product lines. I am particularly pleased with the success of our strategy to drive organic growth by expanding in international markets in Asia-Pacific and Latin America. The progress with our organic growth initiatives is further reflected in our success with new products. Examples include new generation Carbopol thickeners for personal care, flame retardants for mattress covers, resins for inks and Estane TPU for paint-protection films and breathable fabrics.
“We continued to pursue opportunities to use our cash effectively, including our ongoing search for acquisitions that will enhance our portfolio of growth businesses. During the quarter, we reduced debt by $51 million to 48 percent of total capitalization.
“Looking ahead, the reasons for our optimism for the fourth quarter include:
•	Our ongoing progress in recovering raw material costs;

•	Strength of the demand in our markets;

•	Continuing momentum with our international expansion;

•	Our ongoing efforts to improve our profitability.
“We continue to focus our attention on market-leading products in diverse industries with sound plans and crisp execution by committed employees working toward a clear vision. As a result, we are on track to deliver strong earnings growth for 2006.”
Conference Call on the Web
An audio webcast of the third quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release site of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation, a Fortune 500 company, owns and operates manufacturing facilities in 21 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2005 were $3.6 billion, excluding operations discontinued in 2006 that had 2005 revenues of $0.4 billion. For more information, visit www.lubrizol.com.
###
-more-

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
-more-

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net sales	$1,029.9	$898.9	$3,053.2	$2,688.5
Royalties and other revenues	1.1	0.6	3.0	2.1

Total revenues	1,031.0	899.5	3,056.2	2,690.6
Cost of sales	781.8	669.2	2,294.8	1,982.3
Selling and administrative expenses	101.7	87.6	280.6	259.7
Research, testing and development expenses	50.5	48.1	152.8	145.8
Amortization of intangible assets	5.9	5.8	17.7	17.6
Restructuring and impairment charges	2.7	1.0	6.3	12.6

Total costs and expenses	942.6	811.7	2,752.2	2,418.0
Other income (expense) - net	1.6	0.5	(0.1)	1.7
Interest expense - net	17.4	25.1	61.5	74.4

Income from continuing operations before income taxes	72.6	63.2	242.4	199.9
Provision for income taxes	21.8	20.5	82.3	66.8

Income from continuing operations	50.8	42.7	160.1	133.1
Discontinued operations - net of tax	(0.5)	5.9	(73.6)	24.1

Net income	$50.3	$48.6	$86.5	$157.2

Basic earnings (loss) per share
Continuing operations	$0.74	$0.63	$2.33	$1.96
Discontinued operations	(0.01)	0.08	(1.07)	0.36

Net income per share, basic	$0.73	$0.71	$1.26	$2.32

Diluted earnings (loss) per share
Continuing operations	$0.73	$0.62	$2.31	$1.94
Discontinued operations	–	0.08	(1.06)	0.35

Net income per share, diluted	$0.73	$0.70	$1.25	$2.29

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	September 30,	December 31,
	2006	2005

Assets
Cash and short-term investments	$559.7	$262.4
Receivables - net	601.6	585.6
Inventories	553.9	586.0
Other current assets	85.2	138.3

Total current assets	1,800.4	1,572.3
Property and equipment - net	1,068.2	1,184.4
Goodwill and intangible assets - net	1,442.9	1,543.4
Investments and other assets	63.3	66.2

Total	$4,374.8	$4,366.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$12.4	$7.9
Accounts payable	347.5	372.2
Accrued expenses and other current liabilities	329.1	284.8

Total current liabilities	689.0	664.9
Long-term debt	1,560.2	1,662.9
Other noncurrent liabilities	396.1	420.3

Total liabilities	2,645.3	2,748.1

Minority interest in consolidated companies	50.5	51.0

Shareholders’ equity	1,679.0	1,567.2

Total	$4,374.8	$4,366.3

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Nine Months
	Ended September 30,
	2006	2005
Cash provided by (used for):

Operating activities:
Net income	$86.5	$157.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	120.8	135.6
Deferred income taxes	33.1	(1.5)
Restructuring and impairment charges	61.6	11.1
Net change in working capital	(87.7)	(51.5)
Other items - net	30.8	32.9

Total operating activities	245.1	283.8

Investing activities:
Capital expenditures	(91.2)	(91.5)
Net proceeds from divestitures and sales of property and equipment	281.4	17.2
Other items - net	(0.8)	(0.2)

Total investing activities	189.4	(74.5)

Financing activities:
Changes in short-term debt, net	4.5	(4.9)
Repayments of long-term debt	(114.3)	(475.2)
Proceeds from the issuance of long-term debt	–	213.8
Dividends paid	(53.3)	(52.7)
Proceeds from the exercise of stock options	17.9	37.4

Total financing activities	(145.2)	(281.6)

Effect of exchange rate changes on cash	8.0	(10.7)

Net increase (decrease) in cash and short-term investments	297.3	(83.0)

Cash and short-term investments at the beginning of period	262.4	335.9

Cash and short-term investments at the end of period	$559.7	$252.9

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenues from External Customers:

Lubricant Additives	$661.3	$567.2	$1,967.3	$1,686.0
Specialty Chemicals	369.7	332.3	1,088.9	1,004.6

Total revenues	$1,031.0	$899.5	$3,056.2	$2,690.6

Segment operating income:
Lubricant Additives	$71.6	$67.3	$236.0	$218.2
Specialty Chemicals	42.5	38.7	135.4	115.3

Total segment operating income	114.1	106.0	371.4	333.5

Corporate expenses	(22.0)	(17.1)	(56.2)	(46.5)
Corporate other (expense) income - net	0.6	0.4	(5.0)	(0.1)
Restructuring and impairment charges	(2.7)	(1.0)	(6.3)	(12.6)
Interest expense - net	(17.4)	(25.1)	(61.5)	(74.4)

Income from continuing operations before income taxes	$72.6	$63.2	$242.4	$199.9

The Lubrizol Corporation
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted for the Three and Nine Months Ended September 30, 2006 and 2005
     (In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$72.6	$50.8	$0.73	$63.2	$42.7	$0.62

Adjustments:
Restructuring and impairment charges	2.7	1.8	0.03	1.0	0.7	0.01

Earnings as adjusted (Non-GAAP)	$75.3	$52.6	$0.76	$64.2	$43.4	$0.63

	Nine Months Ended			Nine Months Ended
	September 30, 2006			September 30, 2005
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$242.4	$160.1	$2.31	$199.9	$133.1	$1.94

Adjustments:
Restructuring and impairment charges	6.3	4.3	0.07	12.6	8.4	0.12

Earnings as adjusted (Non-GAAP)	$248.7	$164.4	$2.38	$212.5	$141.5	$2.06

The Lubrizol Corporation
Summary of Discontinued Operations
Results for the Three and Nine Months Ended September 30, 2006 and 2005
(In Millions, Except Per Share Data)

	Q3	Q3	YTD	YTD
	2006	2005	2006	2005
Discontinued operations, net of tax:

Operating results of discontinued operations	$–	$5.9	$(59.7)	$24.1
Loss on sale of discontinued operations	(0.5)	–	(13.9)	–

Total Discontinued Operations, net of tax	$(0.5)	$5.9	$(73.6)	$24.1

Computation of Shares Outstanding Amounts:

Weighted Average Common Shares Outstanding	68.7	68.1	68.6	67.8
Dilutive effect of stock options and awards	0.6	0.9	0.6	0.8

Denominator for per share calculation, diluted	69.3	69.0	69.2	68.6

Diluted (Loss) Earnings per Share:

Operating Results of Discontinued Operations, net of tax	$–	$0.08	$(0.86)	$0.35
Loss on Sale of Discontinued Operations, net of tax	(0.00)	–	(0.20)	–

Diluted (loss) earnings per share of discontinued operations, net of tax	$(0.00)	$0.08	$(1.06)	$0.35

Reconciliation of Earnings (Loss) from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations:

Earnings (loss) from operating results of discontinued operations	$–	$5.9	$(59.7)	$24.1
Adjustment: Impairment charges, net of tax	–	–	(60.6)	–

Earnings as adjusted from discontinued operations (Non-GAAP)	$–	$5.9	$0.9	$24.1

Reconciliation of Earnings (Loss) from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations on a per share basis:

Earnings (loss) from operating results of discontinued operations	$–	$0.08	$(0.86)	$0.35
Adjustment: Impairment charges, net of tax	–	–	(0.87)	–

Earnings as adjusted from discontinued operations (Non-GAAP)	$–	$0.08	$0.01	$0.35

Earnings as adjusted from discontinued operations (Non-GAAP) is a measure of income that differs from earnings (loss) from operations of discontinued operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted from discontinued operations (Non-GAAP) is earnings (loss) from operating results of discontinued operations per our consolidated results, adjusted for exclusion of impairment charges. Management believes that both earnings (loss) from operating results of discontinued operations and earnings as adjusted from discontinued operations for exclusion of these impairment charges assist the investor in understanding the results of operations of the discontinued operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings (loss) from operating results of discontinued operations and earnings as adjusted from discontinued operations.